SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                               THE MNI GROUP INC.
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                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    58461K105
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                                 (CUSIP Number)

                                January 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the following box to designate the Rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 58461K105                    13G                     Page 2 of 5 Pages
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   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Coleman, Rhine & Goodwin LLP
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   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]
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   3   SEC USE ONLY
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   4   CITIZENSHIP OR PLACE OF ORGANIZATION
       New York
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NUMBER OF                            5      SOLE VOTING POWER
SHARES                                                            300,000 shares
BENEFICIALLY                                ------------------------------------
OWNED BY                             6      SHARED VOTING POWER
EACH REPORT-                                                                   0
ING PERSON                                  ------------------------------------
WITH                                 7      SOLE DISPOSITIVE POWER
                                                                  300,000 shares
                                            ------------------------------------
                                     8      SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 300,000 shares
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                       [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    8.01%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
               PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                Page 3 of 5 Pages

Item 1(a).    Name of Issuer:

              The MNI Group Inc.

      (b).    Address of Issuer's Principal Executive Offices:

              10 West Forest Avenue
              Englewood, New Jersey 07631

Item 2(a).    Name of Person Filing:

              Coleman, Rhine & Goodwin LLP

      (b).    Address of Principal Business Office or, if None, Residence:

              750 Lexington Avenue, 26th Floor
              New York, NY 10022

      (c).    Citizenship:

              New York.

      (d).    Title of Class of Securities:

              Common Stock, no par value per share.

      (e).    CUSIP Number:

              58461K105

Item 3. If this Statement Is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or
(C), Check Whether the Person Filing is a:

      (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

      (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

                                Page 4 of 5 Pages

      (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

      (e) [ ] An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

      (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F).

      (g) [ ] A Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G).

      (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act.

      (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

      (j) [ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership.

      Reference is made to Items 5, 6, 7, 8, 9 and 11 on the cover sheets of this Schedule 13G.

Item 5.   Ownership of Five Percent or Less of a Class.

      Not applicable.

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

      Not applicable.

Item 8.   Identification and Classification of Members of the Group.

      Not applicable.

Item 9.   Notice of Dissolution of Group.

      Not applicable

                                Page 5 of 5 Pages


Item 10.  Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE.

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Coleman, Rhine & Goodwin LLP

                                        By:  /s/ Kenneth S. Goodwin
                                             -------------------------------
Date: April 5, 2000                              Kenneth S. Goodwin, Partner